Exhibit 10.1

Onex Falcon Direct Lending BDC Fund

21 Custom House Street, 10th Floor

Boston, MA 02110

Re:	Investment Advisory Agreement between Onex Falcon Direct Lending BDC Fund and Onex Falcon Investment Advisors, LLC

This amended and restated waiver letter agreement (this “Waiver Letter”) amends, restates and supersedes in its entirety that certain fee letter dated as of May 11, 2023 (the “Original Fee Letter”) to the Investment Advisory Agreement, dated as of September 16, 2021 (the “Agreement”), by and between Onex Falcon Direct Lending BDC Fund, a Delaware statutory trust (the “Company”), and Onex Falcon Investment Advisors, LLC, a Delaware limited liability company (the “Adviser”) and is made this [21st] day of July, 2023.

Unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Agreement.

(a) Beginning on July 1, 2023, the Adviser agrees to permanently waive the base management fee (the “Management Fee”) of the Company in excess of 1.25% of the Company’s net assets as of the end of the most recently completed calendar quarter; provided that the Management Fee shall not be greater than 1.25% of the Company’s total assets (excluding cash and cash equivalents) at the end of the most recently completed calendar quarter.

(b) Beginning on October 1, 2023, the Incentive Fee shall consist of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the Incentive Fee is based on the Company’s income (such fee referred to herein as the “Subordinated Incentive Fee on Income”) and a portion is based on the Company’s capital gains (such fee referred to herein as the “Incentive Fee on Capital Gains”), each as described below.

(i) The Subordinated Incentive Fee on Income will be determined and paid quarterly in arrears based on the amount by which (x) the “Pre-Incentive Fee Net Investment Income” (as defined below) in respect of the current calendar quarter and the eleven preceding calendar quarters (in either case, the “Trailing Twelve Quarters”) exceeds (y) the Preferred Return Amount (as defined below) in respect of the Trailing Twelve Quarters. For the purposes of the Incentive Fee calculations, each calendar quarter comprising the relevant Trailing Twelve Quarters that commenced prior to October 1, 2023 shall be known as a “Legacy Fee Quarter” while a calendar quarter that commenced on or after October 1, 2023 shall be known as a “Current Fee Quarter.” The Preferred Return Amount will be determined on a quarterly basis, and will be calculated by multiplying 1.75% by the Company’s net asset value at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters. The Preferred Return Amount will be calculated after making appropriate adjustments to the Company’s net asset value at the beginning of each applicable calendar quarter for Company subscriptions and distributions during the applicable calendar quarter. Subject to Section (b)(ii) below, the amount of the Subordinated Incentive Fee on Income that will be paid to the Adviser for a particular quarter will equal the excess of the Subordinated Incentive Fee on Income so calculated less the aggregate Subordinated Incentive Fees on Income that were paid to the Adviser and/or earned, but waived, by the Adviser, in the preceding eleven calendar quarters (or portion thereof) comprising the relevant Trailing Twelve Quarters.

For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including, without limitation, any accrued income that the Company has not yet received in cash and any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) (the “Ordinary Income”) accrued during the calendar quarter, minus the Company’s operating expenses accrued during the calendar quarter (including, without limitation, the Management Fee, administration expenses and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Subordinated Incentive Fee on Income and the Incentive Fee on Capital Gains). For the avoidance of doubt, Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

“Net Capital Loss” in respect of a particular period means the difference, if positive, between (i) aggregate capital losses, whether realized or unrealized, in such period and (ii) aggregate capital gains, whether realized or unrealized, in such period.

The calculation of the Subordinated Incentive Fee on Income for each quarter is as follows:

(A) No Subordinated Incentive Fee on Income shall be payable to the Adviser in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income for the Trailing Twelve Quarters does not exceed the Preferred Return Amount;

(B) 100% of the Company’s Pre-Incentive Fee Net Investment Income for the Trailing Twelve Quarters, if any, that exceeds the Preferred Return Amount but is less than or equal to an amount (the “Catch-Up Amount”) determined on a quarterly basis, which shall be the sum of (i) the product of 2.0588% multiplied by the Company’s net asset value at the beginning of each applicable Legacy Fee Quarter included in the relevant Trailing Twelve Quarters and (ii) the product of 2.0000% multiplied by the Company’s net asset value at the beginning of each applicable Current Fee Quarter included in the relevant Trailing Twelve Quarters. The Catch-Up Amount is intended to provide the Adviser with an incentive fee of 15%, with respect to each Legacy Fee Quarter, and 12.5%, with respect to each Current Fee Quarter, on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s Pre-Incentive Fee Net Investment Income reaches 2.0588% or 2.0000% per quarter, as applicable, (8.24% or 8.00% annualized, respectively) during the Trailing Twelve Quarters; and

(C) For any quarter in which the Company’s Pre-Incentive Fee Net Investment Income for the Trailing Twelve Quarters exceeds the Catch-Up Amount, the Subordinated Incentive Fee on Income shall equal 15.00% for each Legacy Fee Quarter and 12.50% otherwise of the amount of the Company’s Pre-Incentive Fee Net Investment Income for such Trailing Twelve Quarters, as the Preferred Return Amount and Catch-Up Amount will have been achieved, provided, however, that the Subordinated Incentive Fee on Income for any quarter shall not be greater than 15.00% or 12.50%, as applicable, of the amount of the Company’s current quarter’s Pre-Incentive Fee Net Investment Income.

(ii) The Subordinated Incentive Fee on Income is subject to a cap (the “Incentive Fee Cap”). The Incentive Fee Cap in any quarter is an amount equal to (a) the sum of 15% of the Cumulative Pre-Incentive Fee Net Return (as defined below) during the relevant Legacy Fee Quarters included in the relevant Trailing Twelve Quarters and 12.50% of the Cumulative Pre-Incentive Fee Net Return during the relevant Current Fee Quarters included in the relevant Trailing Twelve Quarters less (b) the aggregate Subordinated Incentive Fees on Income that were paid to the Adviser and/or earned, but waived, by the Adviser in the preceding eleven calendar quarters (or portion thereof) comprising the relevant Trailing Twelve Quarters. For this purpose, “Cumulative Pre-Incentive Fee Net Return” during the relevant Trailing Twelve Quarters means (x) Pre-Incentive Fee Net Investment Income in respect of the Trailing Twelve Quarters less (y) any Net Capital Loss, if any, in respect of the Trailing Twelve Quarters. If, in any quarter, the Incentive Fee Cap is zero or a negative value, the Company shall pay no Subordinated Incentive Fee on Income to the Adviser in that quarter. If, in any quarter, the Incentive Fee Cap is a positive value but is less than the Subordinated Incentive Fee on Income calculated in accordance with Section (b)(i) above, the Company shall pay the Adviser the Incentive Fee Cap for such quarter. If, in any quarter, the Incentive Fee Cap is equal to or greater than the Subordinated Incentive Fee on Income calculated in accordance with Section (b)(i) above, the Company shall pay the Adviser the Subordinated Incentive Fee on Income for such quarter.

(iii) The Incentive Fee on Capital Gains shall be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement). This fee shall equal 12.50% of the Company’s realized capital gains on a cumulative basis, calculated as of the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any Incentive Fees on Capital Gains previously paid to the Adviser. The aggregate unrealized capital depreciation of the Company shall be calculated as the sum of the differences, if negative, between (a) the valuation of each investment in the Company’s portfolio as of the applicable calculation date and (b) the accreted or amortized cost basis of such investment.

Except as expressly amended hereby, the Agreement remains in full force and effect.

No waiver of any provision of this Waiver Letter, nor consent to any departure by either party therefrom, shall in any event be effective unless the same shall be in writing and signed by a duly authorized officer of the party to be charged with the waiver or consent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

This Waiver Letter may only be modified or terminated with the approval of the Company’s Board of Trustees.

This Waiver Letter and the Agreement contain the entire agreement of the parties and supersede all prior agreements, understandings and arrangements with respect to the subject matter hereof and thereof. This Waiver Letter shall be construed in accordance with the laws of the State of New York.

This Waiver Letter may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement.

[Remainder of Page Intentionally Blank]

Very truly yours,

ONEX FALCON INVESTMENT ADVISORS, LLC

By:	/s/ Steven Gutman
Name:	Steven Gutman
Title:	General Counsel

ACKNOWLEDGED AND AGREED:
ONEX FALCON DIRECT LENDING BDC FUND

By:	/s/ Steven Gutman
Name:	Steven Gutman
Title:	General Counsel

[Signature Page to Waiver Letter – Investment Advisory Agreement]